UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2023

Rocky Mountain Chocolate Factory, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36865	47-1535633
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

265 Turner Drive Durango, Colorado	81303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (970) 259-0554

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, par value $0.001 per share	RMCF	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Starlette B. Johnson to the Board

On March 3, 2023, pursuant to Rocky Mountain Chocolate Factory, Inc.’s (the “Company”) Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, the Board of Directors of the Company (the “Board”) decreased the size of the Board by one to a total of five seats. In connection with a vacancy on the Board therewith, the Board appointed Starlette B. Johnson to serve as a director of the Company effective as of March 8, 2023 (the “Effective Date”). Ms. Johnson has been appointed to the Audit Committee, Nomination & Corporate Governance Committee and the Risk & Security Committee of the Board.

Starlette B. Johnson, 59, has served as a consultant to the hospitality and entertainment industries, through SBJ Advisory Group, LLC, working with both public and private companies since 2012. Ms. Johnson joined the board of ARKO Corp. (NASDAQ: ARKO), the sixth largest convenience store chain in the United States in March 2021 and serves as Chair of the Nominating/Governance Committee and as a member of the Audit and Compensation Committees. In October 2020, she joined the board of Tastemaker Acquisition Corporation (NASDAQ: TMKR), a special purpose acquisition company focusing on the restaurant, hospitality, and related tech and services sectors. Ms. Johnson also has served on the board of Jack’s Family Restaurants since October of 2019 after the acquisition of the company by AEA Partners and currently serves on the Audit and Marketing Committees. From September 2012 (post its IPO) through February 2023, she served as a member of the Audit Committee, as Chair of the Nominating/Governance Committee and as Chair of the Compensation Committee for Chuy’s Inc. (NASDAQ: CHUY), a full-service casual Mexican chain. Ms. Johnson served as Chair of the Board for privately-held SusieCakes, a classic desserts bakery based in Southern California from December 2014 through December 2020. She also served as a member of the Board and Chair of the Audit Committee of Bojangles’ Famous Chicken ‘n Biscuits (NASDAQ: BOJA) from March 2016 until the completion of its go-private transaction in January 2019. From January 2019 through October 2020, Ms. Johnson served as a board member and as Interim President of the Lucky Strike Entertainment Group after its acquisition by Wellspring Capital Management, reporting directly to the board. Ms. Johnson received an MBA from Duke University, and a B.S. in Finance from Virginia Tech. She is currently serving a 2-year term as the Chairman of the Virginia Tech Foundation, since October 2021. Prior to her Chair position, Ms. Johnson was a member of the Virginia Tech Foundation Investment Committee from 2017-2021.

The Board has determined that Ms. Johnson is independent under the applicable Nasdaq listing rules. Ms. Johnson’s selection to the Board is pursuant to that Settlement Agreement and Release, dated December 14, 2022, by and among the Company, Bradley Radoff, Andrew T. Berger, AB Value Partners, LP, AB Value Management LLC and Mary Bradley, as previously filed on Current Report Form 8-K with the Securities and Exchange Commission on December 16, 2022. There are no related party transactions between the Company and Ms. Johnson (or any of their immediate family members) requiring disclosure under Item 404(a) of Regulation S-K. Ms. Johnson does not have any family relationships with any of the Company’s directors or executive officers.

In accordance with the Company’s Non-Employee Director Compensation Policy, as set forth in the Company’s definitive proxy statement, filed with the Securities and Exchange Commission on July 5, 2022 (the “Director Compensation Policy”), the Company will pay Ms. Johnson an annual cash retainer of $40,000 for her service on the Board, which will be pro-rated for her first year of service. In addition, as of the Effective Date, pursuant to the Director Compensation Policy, Ms. Johnson was granted 6,338 shares of Company common stock, par value $0.001 per share (the “Common Stock”) under the Company’s 2007 Equity Incentive Plan (collectively the “Initial Common Stock Grant”), pursuant to the ten (10) day volume-weighted average price of the Company’s Common Stock on the Nasdaq Global Market as of the day prior to each grant date. The Initial Common Stock Grant shall vest in equal quarterly installments over twelve (12) months, subject to continued service to the Company, and shall be prorated according to Ms. Johnson’s service to the Company.

Ms. Johnson will also enter into the Company’s standard form of directors’ indemnification agreement with the Company, pursuant to which the Company agrees to indemnify its directors to the fullest extent permitted by applicable law and subject to certain conditions to advance expenses in connection with proceedings as described in the indemnification agreement.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
No.	Description

10.1	Indemnification Agreement between Rocky Mountain Chocolate Factory, Inc. and Starlette B. Johnson dated March 8, 2023.
10.2
Settlement Agreement and Release, dated December 14, 2022 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36865) filed with the Securities and Exchange Commission on December 16, 2022).

99.1	Press Release of the Company dated March 8, 2023.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

By:	/s/ Robert J. Sarlls
Name:	Robert J. Sarlls
Title:	Chief Executive Officer & Director

Date: March 8, 2023